Exhibit 4.1
                                                                  Execution Copy


                             SMITH LOCK-UP AGREEMENT
                             -----------------------

                                                  July 15, 2005

Tasker Capital Corp.
39 Old Ridgebury Road
Suite 14
Danbury, Connecticut 06810-5116

Ladies and Gentlemen:

      Reference is made to the Asset Purchase Agreement (the "Purchase Agreement") dated as of July 15, 2005 by and among Tasker Capital Corp. ("Tasker") and Tasker Products IP Holdings Corp., as Buyers (collectively, "Buyers"), and Indian River Labs, L.L.C., Pharlo Citrus Technologies, Inc., Pharlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, as Sellers (collectively, "Sellers"), pursuant to which, among other things, (i) Sellers are selling to Buyers, and Buyers are purchasing from Sellers, certain assets of Sellers in consideration of, among other things, shares of Tasker's common stock, par value $0.001 per share ("Common Shares"), and (ii) on or following the date of the Purchase Agreement (the "Effective Date"), certain Common Shares will be distributed by Sellers to the undersigned (such Common Shares distributed to the undersigned, the "Undersigned's Common Shares").

      In connection therewith, the undersigned hereby agrees that, except as otherwise provided herein or with the prior written consent of Tasker, he will not, during the period commencing on the date hereof and ending on the second anniversary of the Effective Date, sell, transfer or otherwise dispose of, directly or indirectly, any of the Undersigned's Common Shares (a "Disposition"). Notwithstanding the foregoing, the undersigned may engage in the following:

      1. From and after the date the Shelf Registration Statement (as defined in the Purchase Agreement) is declared effective by the Commission (as defined in the Purchase Agreement), the Disposition of 25% of the aggregate number of the Undersigned's Common Shares;

2. From and after the time (a) aggregate gross sales of Tasker and its subsidiaries from and after the Effective Date total Fifty Million dollars ($50,000,000) or (b) the Closing Price (as defined below) of the Common Shares is less than $2.50 per share on any trading day, the Disposition of an additional 25% of the aggregate number of the Undersigned's Common Shares;

3. From and after the time (a) aggregate gross sales of Tasker and its subsidiaries from and after the Effective Date total One Hundred Million dollars ($100,000,000) or (b) the Closing Price of the Common Shares is less than $2.00 per share on any trading day, the Disposition of an additional 25% of the aggregate number of the Undersigned's Common Shares;


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4.    From and after the time aggregate gross sales of Tasker and its subsidiaries from and after the Effective Date total One Hundred Fifty Million dollars ($150,000,000), the Disposition of an additional 25% of the aggregate number of the Undersigned's Common Shares; and

5. From and after (a) the two year anniversary of the Effective Date or (b) the time the Closing Price of the Common Shares is less than $1.50 per share on any trading day, the Disposition of all of the Undersigned's Common Shares.

      Notwithstanding the foregoing, the Disposition of all of the Undersigned's Common Shares will be permitted from and after (i) a Change in Control (as defined below) of Tasker or (ii) a change in, or the resignation, removal, death or disability of, any of the following officers of Tasker, for any reason whatsoever: Tasker's chief executive officer, president or chief operating officer.

      For purposes of this lock-up agreement, the following defined terms shall have the following meanings:

      "Change in Control" shall mean:

      (a) the consummation of a merger or consolidation of Tasker with or into another entity or any other corporate reorganization involving Tasker, if all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Shares immediately prior to such merger, consolidation or other reorganization do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization in substantially the same proportions as their ownership, immediately prior to such merger, consolidation or other reorganization, of the outstanding Common Shares;

      (b) the sale, transfer or other disposition of all or substantially all of Tasker's assets;

      (c) a change in the composition of the Board of Directors of Tasker (the "Board") , as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of Tasker on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved or (iii) satisfy any combination of (i) and (ii); or

      (d) any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of Tasker representing at least 50% of the total voting power represented by Tasker's then outstanding voting securities. For purposes of this clause (d), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Tasker or of a parent or subsidiary of Tasker and (ii) a corporation owned directly or indirectly by the stockholders of Tasker in substantially the same proportions as their ownership of the Common Shares of Tasker.


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      A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Tasker's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Tasker's securities immediately before such transaction.

      "Closing Price" shall mean, on any trading day, the closing price per share of the Common Shares trading on a "regular way" basis as reported on any recognized over-the-counter quotation system.

      The provisions of this agreement shall not apply (i) to any transfer of the Undersigned's Common Shares by the laws of descent and distribution following the undersigned's death, (ii) in the event that the Shelf Registration Statement has not been declared effective by the Commission on or before the Initial Registration Deadline (as defined in the Purchase Agreement) or (iii) to any transactions relating to Common Shares acquired by the undersigned in open market transactions after the Effective Date.

      The undersigned acknowledges that the Undersigned's Common Shares will contain (i) the legend described in Section 4.22(a) of the Purchase Agreement until the Shelf Registration Statement has been declared effective by the Commission and (ii) the legend described in Section 4.22(b) of the Purchase Agreement until such Undersigned's Common Shares are no longer subject to restrictions contained in this agreement.



                                      Very truly yours,

                                      /s/ Russell Smith
                                      ---------------------------
                                      Russell Smith


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